EXHIBIT 99.1

FOR IMMEDIATE RELEASE June 16, 2006 Contact: Eric Hardgrove (614) 249-6349 hardgre@nationwide.com

Nationwide Bank and Nationwide Federal Credit

Union announce plans to seek merger

Credit Union members to get $79 million if deal is approved

Columbus, Ohio —Nationwide Bank and the Nationwide Federal Credit Union (NFCU) announced today they are jointly pursuing a merger of the two organizations. NFCU will seek membership approval for this proposed transaction. The new Nationwide Bank will combine the strength of the NFCU’s member service with Nationwide’s significant resources and wide customer base.

In an approach that will benefit NFCU members, Nationwide Financial Services, Inc. will pay $79 million for the members’ ownership interest in the credit union. These funds will be credited to member accounts on a pro-rata basis according to the deposit account balances as of March 31, 2006. Today’s announcement follows the NFCU Board’s unanimous support of the merger.

“This merger provides members the same value and the high-quality services they’re accustomed to and protects the members’ interests,” said Paula Edwards, president of NFCU. “While members will make the final decision, we are confident they will see the long-term value this merger offers.”

The NFCU was established to provide financial services to Nationwide associates. Sponsored solely by Nationwide, NFCU offices and operations are housed within Nationwide. After the merger, the new Nationwide Bank, a subsidiary of Nationwide Financial, will serve customers much in the same way the NFCU currently operates, offering the same products, services and convenience members currently enjoy. Joining forces with Nationwide Bank provides protection of NFCU member value, while ensuring the continuation of the high quality services members expect.

“The creation of the Nationwide Bank is an important step that allows Nationwide to deliver the On Your Side promise to more customers through expanded products and services,” said John Skubik, Nationwide Bank president. “Nationwide values the credit union’s commitment to

Investments Retirement Insurance	nationwide.com One Nationwide Plaza Columbus, OH 43215-2220

quality service and plans to continue this commitment while capitalizing on the talent within the credit union.”

Nationwide Federal Credit Union was established in 1951. NFCU is the largest credit union in Central Ohio ending 2005 with more than $523 million in assets. Serving more than 44,000 members, NFCU serves Nationwide associates, retirees, agents and their immediate family and household members. NFCU ranks as the fourth largest credit union in Ohio. 1

Nationwide Bank is a wholly owned subsidiary of Nationwide Financial Services, Inc. Nationwide Financial Services, Inc. (NYSE: NFS), a publicly traded company based in Columbus, Ohio, provides a variety of financial services that help consumers invest2 and protect their long-term assets, and offers retirement plans and services through both public-and private-sector employers.

Nationwide Financial Services, Inc. is part of the Nationwide group of companies, which offers diversified insurance and financial services. The group is led by Nationwide Mutual Insurance Company, which is ranked No. 98 on the Fortune 100 based on 2005 revenue. 3 For more information, visit www.nationwide.com.

[1]	as reported by CUNA and TFP
[2]	Nationwide Investment Services Corporation, member NASD
[3]	Fortune Magazine, April 2006

Nationwide and the Nationwide Framemark are federally registered service marks of Nationwide Mutual Insurance Company. On Your Side is a service mark of Nationwide Mutual Insurance Company.

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Investments Retirement Insurance	nationwide.com One Nationwide Plaza Columbus, OH 43215-2220